Exhibit 99.1

Press Release

TenFold Announces Profits and Increasing Cash in Estimated First Quarter 2003 Results

SALT LAKE CITY, Utah – April 1, 2003 – TenFold® Corporation (OTC BB: TENF.OB) provider of the Universal Application™ platform for building and implementing enterprise applications, today announced that it anticipates reporting a profitable first quarter of 2003, and a modest increase in cash during the quarter.

Subject to the results of its quarterly close and auditor review, TenFold anticipates reporting an operating profit and positive net income for the quarter ended March 31, 2003. TenFold expects Q1 2003 net income to include a non-recurring, non-operating gain resulting from the retirement of substantial leasing debt at a significant discount.

“We are pleased with these Q1 2003 results,” said, Dr. Nancy Harvey, TenFold’s President and CEO. “With a difficult global environment, we are still able to increase our cash position modestly from last quarter and to generate profits. Of course, we won’t have final results until after we close the books and complete a review with our auditors.”

“Net income for Q1 2003 will benefit as it did in Q4 2002 from the resolution of our debts at a discount,” added Dr. Nancy Harvey. “Since we have now resolved most of our legacy debts, we don’t expect further gains from debt retirements.”

“We are delighted that management filed TenFold’s annual report on time. Finance is obviously well organized to be able to confidently announce estimated quarterly results on the day following the end of the quarter,” said Rick Bennett, Chairman of TenFold’s Audit Committee. “This is especially gratifying since we have experienced many quarters of uncertainty and delays in the preparation of quarterly filings. My hat is off to Nancy and her finance team.”

Q1 of 2003 was notable for a number of additional reasons:

•	TenFold completed and announced a licensing agreement with NtelliApp Ltd., a developer of applications for small and mid-size manufacturing companies. (See press release of February 11, 2003.)
•	TenFold announced and delivered support for both Sun and Microsoft Java Virtual Machines. (See press release of January 30, 2003.)
•	TenFold released new technology features called HyperGrids and TransposeGrids. (See press releases of February 13, 2003 and March 18, 2003.)
•	TenFold published applications development speed comparisons that explain the Universal Application development speed advantage over other applications development technologies. (See press release of February 20, 2003.)
•	TenFold appointed Tanner + Co. as its new auditors and completed its 2002 year-end audit and subsequent Form 10K filing. (See press releases of February 25, 2003 and March 31, 2003.)
•	TenFold CardioTrac, a TenFold application used by over 20 hospitals, received high marks on a Vendor Data Quality Report from STS for data submitted by hospitals that use CardioTrac to report outcomes data to STS. (See press release of February 27, 2003.)

•	TenFold retired substantial equipment leasing debt at significant savings to TenFold. (See press release of March 6, 2003.)
•	TenFold received cash from a common stock equity investment from Robert Felton, a TenFold Director. (See press release of March 11, 2003.)
•	TenFold completed the mutual termination of its financing agreement with Fusion Capital and obtained back all TenFold shares, which were originally issued to Fusion for entering into the agreement for a below-market cash price. (See press release of March 19, 2003.)
•	TenFold completed and some customers are already using a new Universal Application release with many new features and other improvements. (See press release of March 20, 2003.)

TenFold expects to file its Form 10-Q for Q1 2003 during May 2003.

About TenFold

TenFold (OTC: TENF.OB) licenses its breakthrough, patented technology for applications development, the Universal Application platform, to organizations that face the daunting task of replacing legacy applications or building new applications systems. Unlike traditional approaches, where business and technology requirements create difficult IT bottlenecks, Universal Application technology lets a small, primarily non-technical, business team design, build, deploy, maintain, and upgrade new or replacement applications with extraordinary speed and limited demand on scarce IT resources. For more information, call (800) TENFOLD or visit www.10fold.com.

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This release contains forward-looking statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Forward-looking statements in this press release include estimated first quarter 2003 financial results and cash flow, plans to file TenFold’s Form 10Q during May 2003, ability to endure the continuing slump in the economy and IT market, and the ability of a small, non-technical business team using UA technology to design, build, deploy, maintain and upgrade new or replacement applications with extraordinary speed and limited IT resources. Factors that could cause TenFold’s actual Q1 2003 financial results, including revenue, profit, earnings, and cash flow estimate assertions, and its planned filing date, to differ materially from those in forward looking statements include accounting changes discovered during closing of the books or auditor review or changes in financial statements drafted prior to this press release. Factors that could cause actual results regarding product and technology assertions to differ materially from those in forward looking statements include inadequate training, incorrect installation, use of unsupported hardware and software versions or combinations thereof, and inadequate consultation with TenFold Support. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents filed by TenFold Corporation with the Securities and Exchange Commission, including but not limited to, the most recent reports on Forms 10-Q and 10-K.

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Press contact

Sally N. White

TenFold Corporation

(801) 619-8232

swhite@10fold.com